UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

Driver Select, Inc.
(Name of small business issuer in its charter)

Arkansas	7361	71-0852484
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1112 S. 48th Street, Suite A
Springdale, Arkansas 72762
(479)751-3248
(Address and telephone number of principle executive offices and principal place of business)

Lynda Poole
1112 S. 48th Street, Suite A
Springdale, Arkansas 72762
(479)751-3248
(Names, addresses and telephone numbers of agents for service)

Copies to:
Peter Campitiello, Esq.
Levy & Boonshoft, P.C.
477 Madison Avenue, New York, NY 10022
Tel: (212) 751-1414
Fax: (212)751-6943

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value	1,190,000	$1.00	$1,190,000	$127.33
Total	1,190,000	$ 1.00	$1,190,000	$127.33

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS
Subject to completion, dated December 15, 2006

DRIVER SELECT, INC

The Common Stock will be traded on the Over-the-Counter Bulletin Board maintained by members of the National Association of Securities Dealers, Inc. (the “NASD OTC Bulletin Board”, or “OTCBB”) upon effectiveness of this Registration Statement.

The securities being offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 6 to read about significant risk factors you should consider before investing in the securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located 1112 S. 48th Street, Suite A, Springdale, Arkansas, 72762 and our telephone number is (479)751-3248.

The date of this Prospectus is December 14, 2006.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	2
Risks Relating to our Financial Condition	3
Risks Relating to our Business	3
Risks Relating to this Offering	4
Forward-Looking Statements and Information	5
Use of Proceeds	5
Determination of the Offering Price	5
Dilution	6
Market for Common Equity and Related Stockholder Matters	6
Impact of the "Penny Stock" Rules on Buying or Selling Our Common Stock	7
Selling Security Holders	7
Plan of Distribution	11
Legal Proceedings	12
Directors, Executive Officers, Promoters and Control Persons	12
Executive Compensation	13
Security Ownership of Certain Beneficial Owners and Management	15
Description of Securities	15
Interests of Named Experts and Counsel	16
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	16
Description of Business	16
Description of Property	19
Management’s Discussion and Analysis of Financial Condition and Results of Operations	20
Certain Relationships and Related Transactions	21
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure29	21
Legal Matters	22
Experts	22
Available Information	22
Financial Statements	23

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Our Business

Driver Select is a driver leasing resource company specializing in providing other companies throughout the region with qualified drivers with flexible schedules. Every driver is put through a careful screening process. Our drivers are available for a variety of daily, weekly or full-time assignments. Driver Select maintains a road-ready pool of Department of Transportation certified personnel who can quickly become the “Extra Stable” of drivers for those companies who find themselves with a driver vacancy due to driver vacations, absences, or companies which have a need for drivers in their peak seasons. Driver Select is very flexible in how we work with our clients. We will customize arrangements to meet the needs for short-term or long-term driver requirements.

Our Driver resource pool is on call 24 hours a day, 7 days a week. Once an account is established with us our clients can just give us a call and we will have a properly qualified driver in place right away. Our drivers are ready for straight trucks, dry freight vans, refrigerated vans, platform trailers, dump trailers, doubles, oversized, cement mixers, flatbeds and lowboys.

Our Principal Offices

Driver Select leases a 2,500 square foot location at 1112 S. 48th Street, Suite A, Springdale, Arkansas 72762. It is approximately 10 years old.

The Offering

We are offering 1,190,000 shares of our common stock at $1.00 per share, currently held by the selling security holders. Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.    Affiliated selling security holders will sell their shares at the fixed price of $1.00 per share for the duration of this offering. Non-affiliated selling security holders will sell at $1.00 until we are quoted on the OTCBB or listed on a securities exchange.  Selling shareholders are underwriters under the Securities Act of 1933.

Risk Factors

Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. See the risk factors on page 6 of this prospectus.

Summary Financial Data-

The following table summarizes our financial information. You should read this information together with the financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

DRIVER SELECT, INC.
STATEMENT OF EARNING (unaudited)
FOR THE MOST RECENT YEAR TO DATE
FROM JANUARY 1, 2006 TO SEPTEMBER 30, 2006

SERVICE REVENUES	$812,373

COST OF SERVICES	615,757

GROSS MARGIN	196,616

SELLING AND ADMINISTRATIVE	119,251

OPERATING INCOME	77,365

OTHER INCOME (EXPENSE)
Interest Income	9,767
Interest Expense	(18,280)
Other	(1,205)

TOTAL OTHER EXPENSE	(9,718)

INCOME BEFORE TAXES	67,647
Provision for income taxes	15,867

NET INCOME	$51,780

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. There may be additional risks that we do not know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks are realized, our business, operating results and financial condition could be materially harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR FINANCIAL CONDITION

Driver Select may require additional financing in the future and a failure to obtain such required financing will inhibit its ability to grow. The continued growth of its business may require additional funding from time to time. Funding would be used for general corporate purposes, which may include acquisitions, investments, repayment of debt and capital expenditures.

Obtaining additional funding would be subject to a number of factors, including market conditions, operational performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us. The terms of any future financing may adversely affect the interests of stockholders.

RISKS RELATING TO OUR BUSINESS

Dependence upon Key Personnel

Driver Select’s success depends on its management team and other key personnel, the loss of any of whom could disrupt its business operations. Driver Select’s future success will depend in substantial part on the continued service of its senior management and sales managers. Lynda Poole, our key executive, has over 30 years of experience as an owner and manager and her participation in the management of the Company is crucial to our success. The loss of the services of Ms. Poole as our key executive could impede implementation of Driver Select’s business plan and result in reduced profitability.

Driver Select does not carry key person life insurance in respect to any of its officers or employees. Driver Select’s future success will also depend on its continued ability to attract, retain and motivate a sales force as well as drivers who want to join our team. Driver Select can not assure that it will be able to retain its key personnel or that it will be able to attract, assimilate or retain qualified personnel in the future.

Regulatory Risk

There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on Driver Select’s business or that regulators or third parties will not raise material issues with regard to the Company’s business or operation, or Driver Select’s compliance or non-compliance with applicable regulations. Furthermore, any changes in applicable laws or regulations may have a material adverse effect on Driver Select.

Controlling Interest Risk

Lynda Poole, and the other Officers and Directors of Driver Select own 63.9% of the Driver Select’s common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders. Driver Select’s principal executive officer, Lynda Poole, owns, directly and beneficially, approximately 61% percent of Driver Select’s outstanding common stock. As a result, she is in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to its Certificate of Incorporation or bylaws, and the approval of significant corporate transactions. Her control may delay or prevent a change of control on terms favorable to other stockholders and may adversely affect voting and other stockholders rights.

Uncertain Revenues/Technology Advancement Risks

Driver Select generates its revenues based on the perceived need that trucking businesses need “on-call” drivers. Although the business has been consistent for the last several years, there exists the possibility that a recession or other harsh economic conditions could cause business owners to see our services as a luxury rather than a necessity.

Execution of Plan and Managing Risk

If we are unsuccessful at executing our Plan of Operation and managing associated expenses, our business could fail, leading to a loss by our investors of their investment capital. Driver Select will be unable to increase profit unless it expands its operations. Potential investors should be aware of the difficulties normally encountered by companies expanding into new locations and the high rate of failure of such endeavors. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the expansion in the areas in which we intend to operate and in connection with the formation and commencement of operations of a new location in general. These include but are not limited to, unanticipated problems relating to marketing, competition, and additional costs and expenses that may exceed current estimates. There is limited history upon which to base any assumption as to the likelihood that we will prove successful, and there can be no assurance that we will generate any significant operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely not be successful to the point that investors will receive a return on their investment.

Reliance on Licensed Drivers Risk

We rely on commercially licensed drivers to provide their driving services. Our business will be adversely affected to the extent these third parties do not provide an effective service or are unable to provide the service on terms acceptable to us. We act as an intermediary between clients and our drivers. We depend on the quality, timeliness, and availability of these drivers. While we believe the drivers will consistently provide high-quality service, there can be no assurance that they will. Nor is it certain that driving services will be available to us in the future and if available, will be available on financial terms that are acceptable to us and our clients. Any such quality problems, unavailability of drivers or increased costs could have a material adverse effect on our business.

RISKS RELATING TO THIS OFFERING

We do not intend to pay any dividends in the foreseeable future.

We have never paid dividends and do not intend to pay any dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, the earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. As a result, you may never receive a stream of cash payments from dividends, which could adversely affect the price of our stock.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with the new rules implemented by the Securities and Exchange Commission. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

No public market exists for the trading of our securities.

We are offering to sell shares of our common stock at a fixed price of $1.00 per share. Our common stock is not traded on any exchange at this time, but we will seek to have it listed to trade on the OTC Bulletin Board. Factors such as announcements by us of the financial results, the gain or loss of customers, changes in management, regulatory changes, trends in the industry or stock market and announcements by competitors, among other things, could cause the market price of our securities to fluctuate significantly.

Our stock is a penny stock and there are significant risks related to buying and owning penny stocks.

Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that sell non-Nasdaq listed securities except in transactions exempted by the rule, including transactions meeting the requirements of Rule 506 of Regulation D under the Securities Act and transactions in which the purchaser is an institutional accredited investor (as defined) or an established customer (as defined) of the broker or dealer. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell our securities and may adversely affect your ability to sell any of the securities you own.

The Securities and Exchange Commission regulations define a “penny stock” to be any non-Nasdaq equity security that has a market price (as defined in the regulations) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to some exceptions. For any transaction by a broker-dealer involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations (bid and ask prices) for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Our market liquidity could be severely adversely affected by these rules on penny stocks.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This report contains forward-looking statements and information relating to us based on the beliefs of our management as well as assumptions made by, and information currently available to, our management. Forward looking statements often include the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions. In this prospectus, forward looking statements also include:

•	statements about our business plan;

•	statements about the potential for development, regulatory approval and public acceptance of new services;

•	estimates of future financial performance;

•	predictions of national or international economic, political or market conditions;

•	statements regarding other factors that could affect our future operations or financial position; and

•	other statements that are not matters of historical fact.

These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business” as well as in this prospectus generally. Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions and the factors described above under the caption “RISK FACTORS”. These factors could cause our actual performance and results to differ materially from those described or implied in forward looking statements.

These forward looking statements speak only as of the date of this prospectus. We believe it is in the best interests of our investors to use forward looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Driver Select will not receive any proceeds from the sale of these shares as they are offered by the selling security holders listed here in this Offering.

DETERMINATION OF THE OFFERING PRICE

The $1.00 per share offering price of our common stock was determined arbitrarily. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. We intend to apply for a listing of our common stock on the OTCBB at the time this registration statement becomes effective. The selling stockholders will sell at a price of $1.00 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders from this offering by the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the NASD OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional retail markets, changes in the market valuations of other commercial driver provision companies, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for business services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.  Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 1,190,000 shares of common stock that we have agreed to register which could be eligible for resale by the selling shareholders in accordance with Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). . A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an “Affiliate.” An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer. The definition of an "Affiliate" is critical to the operation of Rule 144, promulgated under the Securities Act. Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time. In general, pursuant to Rule 144, a shareholder who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a two-year holding period.

Cash dividends have not been paid during the last two (2) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have forty-six (46) stockholders of record of our common stock as of December 14, 2006.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus will also be used for the offering of shares of our common stock owned by selling security holders. The selling security holders may offer for sale up to 1,190,000 of the 1,190,000 shares of our common stock issued to them. Selling security holders and Affiliates may sell their shares at $1.00 per share during the duration of this offering. Non-affiliates may sell their shares at $1.00 until our securities become quoted on a securities exchange and thereafter at market prices or in negotiated private transactions. We will not receive any proceeds from such sales. The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act. All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the Company. All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

Name of security holder	Shares Beneficially owned as of the date of this prospectus	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after the primary offering is complete	Position, officer, or other material relationship to the Company within the last few years

Lynda Poole
1112 S. 48th St., Ste. A	720,000	60.5%	720,000	0	President/
Springdale, AR 72762					Secretary
Judy Canada	20,000	1.7%	20,000	0	Vice President
1112 S. 48th St., Ste. A					and sister to
Springdale, AR 72762					the President
Brent Poole	20,000	1.7%	20,000	0	Director and
1112 S. 48th St., Ste. A					son to
Springdale, AR 72762					President
Tara Bailey	10,000.84%		10,000	0
322 W. Ash
Greenwood, AR 72936
Larry Bobbitt, Jr.	10,000.84%		10,000	0
1004 N. 30th St.
Rogers, AR 72756
Sandy Bobbitt	10,000.84%		10,000	0
1004 N. 30th St.
Rogers, AR 72756
Jesus Bravo	10,000.84%		10,000	0
1908 Jade Rd.
Springdale, AR 72764
Michelle Bravo	10,000.84%		10,000	0
1908 Jade Rd.
Springdale, AR 72764
Rick Canada	10,000.84%		10,000	0
2200 Old Hardscrabble Rd.					Brother-in-law
Greenwood, AR 72936					to President
Melissa Casteel	10,000.84%		10,000	0
102 Paradise Dr.
Judsonia, AR 72081
Tony Casteel	10,000.84%		10,000	0
102 Paradise Dr.
Judsonia, AR 72081
Anthony Clay	10,000.84%		10,000	0
1325 Hidden Valley Way					Nephew to
Greenwood, AR 72936					President
Dorothy Clay	10,000.84%		10,000	0
1325 Hidden Valley Way					Sister-in-law to
Greenwood, AR 72936					President
Tommy Clay	10,000.84%		10,000	0
1325 Hidden Valley Way					Brother to
Greenwood, AR 72936					President
Clarice Dickson	10,000.84%		10,000	0
2902 Kentucky Ave.
Joplin, MO. 64804

Gary Duplantis	10,000.84%	10,000	0
420 Foster Chapel Rd.
Searcy, AR 72143
Elisa Jones-Duplantis	10,000.84%	10,000	0
420 Foster Chapel Rd.
Searcy, AR 72143
Kimberly Hanna	10,000.84%	10,000	0
9801 Essex Place
Fort Smith, AR 72908
Jennifer Herrera	10,000.84%	10,000	0
2322 Victoria Street
Springdale, AR 72764
Maximino Irizarry	10,000.84%	10,000	0
15 May Street
Keyport, NJ 07735
Tomas Irrizarry	10,000.84%	10,000	0
15 May Street
Keyport, NJ 07735
Milton Lamar	10,000.84%	10,000	0
3712 Hayfield Circle
Fayetteville, AR 72704
Laura Latham	10,000.84%	10,000	0
16164 Old Hwy.# 68
Siloam Springs, AR 72761
Jonathan Latham	10,000.84%	10,000	0
16164 Old Hwy. #68
Siloam Springs, AR 72761
Joshua Latham	10,000.84%	10,000	0
16164 Old Hwy. #68
Siloam Springs, AR 72761
Ray Latham	10,000.84%	10,000	0
16164 Old Hwy. #68
Siloam Springs, AR 72761
Carol Mason	10,000.84%	10,000	0
P.O. Box 7803
Springdale, AR 72766
Don Mason	10,000.84%	10,000	0
13090 S. Hendrix Rd.
Gentry, AR 72734
James M. Mason	10,000.84%	10,000	0
12173 Reams Rd.
Gentry, AR 72734
James R. Mason	10,000.84%	10,000	0
2689 B. Ruth Ave.
Springdale, AR 72764
R. Ann Mason	10,000.84%	10,000	0
P.O. Box 1523
Springdale, AR 72765
Chrystal Mayfield	10,000.84%	10,000	0
48 Ophelia Dr.
Maumelle, AR 72113

Reggie McCall	10,000.84%	10,000	0
5909 S. Wilkerson, Box 126
Fayetteville, AR 72704
Sheila Morales	10,000.84%	10,000	0
187 Huntington St. #D8
New London, CT 06320
Keith Pearson	10,000.84%	10,000	0
903 S. 26th St.
Rogers, AR 72758
Peggy Pearson	10,000.84%	10,000	0
903 S. 26th St.
Rogers, AR 72758
Jeff Poole	10,000.84%	10,000	0
1560 N. Sandburg Ter. #1907				Son to
Chicago, IL 60610				President
Jerry Poole	10,000.84%	10,000	0
600 Pine Forest Dr. Ste. 101				Ex-Husband to
Maumelle, AR 72113				President
Nicole Poole	10,000.84%	10,000	0	Daughter-in-
1560 N. Sandburg Ter. #1907				law to
Chicago, IL 60610				President
Bobette Risk	10,000.84%	10,000	0
463 W. Ila St.
Fayetteville, AR 72701
Joanne Rodriguez	10,000.84%	10,000	0
5909 Wilkerson St. #106
Fayetteville, AR 72704
Charles Rusk	10,000.84%	10,000	0
29 Churchill Dr.
Bella Vista, AR 72714
Scarlett Sharp	10,000.84%	10,000	0
2200 Old Hardscrabble				Niece to
Greenwood, AR 72936				President
Vickie Smith	10,000.84%	10,000	0
2202 Moody Rd.
Barling, AR 72923
Janice Uduuj	10,000.84%	10,000	0
P.O. Box 10466
Fort Smith, AR 72917
Laura Rieff	10,000.84%	10,000	0
2167 N. Porter Rd.
Fayetteville, AR 72704

Total Number Shares:	1,190,000	1,190,000	0

Total Shareholders: 46

PLAN OF DISTRIBUTION

Our affiliated selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $1.00 per share during this offering and non-affiliated selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $1.00 per share or until our securities are quoted on the OTCBB or securities exchange and thereafter at prevailing market prices or privately negotiated prices or on any stock exchange or automated inter-dealer quotation system on which our common stock may be listed or otherwise at fixed prices that may be changed, at market prices prevailing at the time of sale, or at prices otherwise negotiated. In a post-effective amendment to this registration we will disclose pledgees, donees and other transferees of the selling security holders, if any, as selling security holders. The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;
(c)	ordinary brokerage transactions and transactions in which the broker solicits purchases;
(d)	privately negotiated transactions;
(e)	short sales;
(f)	through the distribution of the shares by the selling security holder to its partners, members or stockholders;
(g)	one or more underwritten offerings on a firm commitment or self-underwritten basis; and
(h)	any combination of any of these methods of sale.

In the event any of our selling security holders agree to sell their shares to a broker-dealer as a principal and the broker-dealer acts as an underwriter, we will file a post-effective amendment to our registration statement disclosing the name of the broker-dealer, providing information on the plan of distribution, and reflecting any other necessary changes. Any broker-dealer that will be involved must seek and obtain clearance of the underwriting compensation and arrangements from the National Association of Securities Dealers Corporate Finance Department prior to the sale of any securities by the broker-dealer.

The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the sale of any of their shares. The selling security holders may engage broker-dealers, and any broker-dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for the selling security holders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of selling security holders' shares offered under this prospectus will decrease as and when they take such action. The plan of distribution for the selling security holders' shares will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales. The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities Exchange Commission, they are required to comply with Regulation M. In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Position
Lynda Poole	62	President, Secretary, Chairman
Judy Canada	55	Vice President, Director
Brent Poole	25	Director

Executive Officers of Driver Select

Lynda Poole, President, Secretary, Chairman. Ms. Poole graduated from Greenwood High School in 1962, attended WestArk Community College from 1962-1964 and also attended the University of Arkansas from 1965-1966. Lynda is very knowledgeable in a wide variety of professional disciplines and successful with organizing and directing turnaround situations. She is very proficient in developing and attracting talented management and staff, and directing and motivating others to work as a team. Lynda has over 30 years of progressively challenging and successful experience as Owner, General Manager, Sales Manager, Trainer, Recruiter and Chief Operating Officer in companies that varied in size and industry. Several of these companies include Mr. Robs Cleaners (1967-1975), Town and Country Inn (1975-1978), Jerry Poole & Associates (1981-1986) and Professional Temporary Services, Inc. (1989-1992). She was also a Sales Manager for The Employment Company, 1986-1989. From 1992-1996 Lynda was the owner of Federal Alcohol Compliance Testing Services, Inc.

Lynda became the Chief Operating Officer for the Work Place, Inc., in 1996 until 2001. There she directed all administrative functions while developing strategic marketing plans and worked with a wide range of client businesses in seeking new accounts. Lynda oversaw and created a new office staffing division. She created a new position for an Executive Director to handle daily functions of business and management of staff for the Work Place. She worked very closely with the President to start up three additional companies and assisted in the overall management and operations of these companies.

In 2001 Lynda established Driver Select. She has been the Owner/Manager since its inception. She implemented and established communication and rapport in order to affect sales, new account qualification and solutions of complaint and delivery of service. She is also responsible for establishing and maintaining an effective information system for ready access to sales contact, customer lists, target accounts, and other pertinent data. Lynda manages all the daily functions for all aspects of the Company.

Judy Canada, Vice President and Director. , Ms. Canada graduated form Greenwood High School in Greenwood, Arkansas, and also took classes in Secretarial Science, Accounting and Business Law from Westark Community College in Fort Smith, Arkansas. Judy has worked for Southwestern Bell Telephone Company as a Telephone Operator, Prosecuting Attorney and Sebastian County Public Defender as a Legal Secretary, Sebastian County Juvenile Court as a Legal Secretary and Court Reporter, and Whirlpool Corporation as a Steno/Typist.

Ms. Canada has worked for Arkansas Best Corporation in Fort Smith, Arkansas, since May 1978 until Present. During September 1978 through May 1995 she worked for the Revenue Accounting Department as an Exception Clerk, Cashier/Billing Clerk, and Accounting Clerk. Since May 1995 Judy has worked in the Interline Payable Department. Here she pays interline/marketing agents’ bills for terminals.

Brent Poole, Director, Mr. Poole graduated in 2000 from Southside High School in Fort Smith, Arkansas. He attended Northwest Arkansas Junior College in Bentonville, Arkansas from 2001 to 2002. Also, he attended the University of Arkansas in Fayetteville, Arkansas from 2002-2004. While attending college Brent worked in the Pro-Shop and at the Food Bar for the Golf club at Valley View. From May 2004 to June 2005 he was a Loan Originator for Equity Leadership Mortgage Group in Aurora, Colorado. Since June 2005 Brent has worked for Gateway Mortgage Group, LLC as a Co-Branch Manager. He originates loans and works very closely with other loan originators and processors during the loan process. Other work includes prospecting new loans along with establishing and maintaining communication and rapport with various lenders. Also, he is responsible for establishing and maintaining an effective information system for ready access to sales contacts and other pertinent data. In addition, he assists with all daily functions of all aspects of the management of the business.

EXECUTIVE COMPENSATION

All compensation for executives is in cash and does not include any type of non-cash compensation. Lynda Poole is the only executive/director that is compensated. She is paid by draws, disbursements and wages as required.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principle Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Lynda
Poole,	2004	$10,828	0	0	0	0	0	0
President,
Secretary,
Chairman of
the Board of	2005	0	0	0	0	0	0	0
Directors

Judy
Canada,	2004	0	0	0	0	0	0	0
Vice
President								One time
and Director								compensation of 500
	2005	0	0	0	0	0	0	Shares during
								October 2006
Brent Poole	2004	0	0	0	0	0	0	0
Director								One time
	2005	0	0	0	0	0	0	compensation of 500
								Shares during
								October 2006

Compensation of Directors

All directors are reimbursed for out-of-pocket expenses in connection with attendance at Board of Director's and/or committee meetings.

Employment Agreements

We have not entered into formal employment agreements with our executive officers. We do have employee agreements with all of our drivers. There is no specific length of employment in the agreement. Each driver is required by our “Call in Policy” to update Driver Select every 10 days. Failure to comply with this policy may result in termination of their employment agreement.

Benefit Plans

We do not have any pension plan, profit sharing plan, or similar plans for the benefit of our executives or employees. However we may establish such plans in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of December 15, 2006(i) by each person who is known by us to beneficially own more than 5% of our common stock (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group:

Name & Address of Beneficial Owner	Share of Common Stock	Percent of Class Owned
Lynda Poole 1953 West Osage Bend Fayetteville, Arkansas 72701	720,000	60.5%
Judy Canada 2200 Old Hardscrabble Lane Greenwood, Arkansas 72936	20,000	1.7%
Brent Poole 1953 West Osage Bend Fayetteville, Arkansas 72701	20,000	1.7%
All Officers and Directors as a Group (3 persons)	760,000	63.9%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

DESCRIPTION OF SECURITIES

The following description of Driver Select’s capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and bylaws, all of which have been filed or incorporated by reference as exhibits to our registration statement of which this prospectus is a part.

We are presently authorized to issue 100,000,000 shares of $.01 par value common stock. As of December 15, 2006 1,190,000 shares of common stock were issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock, when and if declared by our Board of Directors, from funds legally available. No holder of any shares of common stock has a preemptive right to subscribe for any shares of any class of our stock. Upon our liquidation, dissolution or winding up, and after payment to creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights.

Dividends

We have not paid any cash dividends with respect to our common stock in the last two years. Payment of future dividends, if any, will depend upon our future earnings and capital requirements and other factors that our board of directors considers appropriate.

Options and Warrants

As of December 15, 2006, the Company does not have any outstanding warrants or options to purchase shares of its common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Arkansas Business Corporation Act of 1987 and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Driver Select, Inc. was incorporated in the State of Arkansas on March 1, 2001. Since our inception we have been engaged in providing qualified truck drivers to businesses throughout Northwest Arkansas. Lynda Poole established Driver Select and she has been the Owner/Manager since its inception until now. Ms. Poole implemented and established communication and rapport in order to affect sales, new account qualification and solutions of complaint and delivery of service. She is also responsible for establishing and maintaining an effective information system for ready access to sales contacts, customer lists, target accounts, and other pertinent data. Ms. Poole manages all the daily functions of all the aspects of the Company.

Driver Select is a driver leasing resource specializing in providing companies throughout the region with flexible qualified drivers. We carefully screen every driver in the following areas:

•	Commercial Drivers License Verification
•	Background Checks
•	Previous Employment History
•	Up-dated Driver Qualifications
•	Pre-Hire DOT Drug Tests

Our drivers are available for a variety of daily, weekly or full-time assignments. Driver Select maintains a road ready pool of Department of Transportation certified personnel who can provide temporary staffing needs for those vacant slots for vacations, absentees due to illness or extra loads for peak times. Driver Select customizes each client arrangement to meet the client’s needs for short-term or long-term driver requirements.

Our driver resource pool is on call 24 hours a day, 7 days a week. Once an account is established with us our clients can request a properly qualified driver at any time. The drivers we provide are qualified for deliveries, short hauls, regional runs, long hauls, shuttles, buses or scheduled and pre-determined routes and are ready to operate straight trucks, dry freight vans, refrigerated vans, flatbed trailers, dump trailers, doubles, oversized rigs, flatbeds and lowboys.

Driver Select operates two facilities from which it provides professional truck drivers (Class A) on a lease basis. The main office is located in Springdale, Arkansas and the satellite office is located in Fort Smith, Arkansas. Both offices provide similar service to these two different markets.

Our clients sometimes want a permanent driver and prefer to lease one of ours until they know that he or she is suitable to hire as a full time employee of their company. They are permitted to hire the driver “away from us” with our consent. This type of employment is referred to in the industry as "Screen-to-Hire”, and typically this normally follows a 90 day lease. Otherwise, our drivers are available for a variety of daily, weekly or full-time assignments, 24 hours a day, 7 days a week.

Driver Select fees run approximately 50% higher than the average individual's hourly pay and include appropriate taxes, workers compensation insurance, liability insurance and paid holidays and vacation. When a driver is used in excess of forty hours in a given week, a rate of one and one half times the quoted rate will apply. The average pay rate is $10.00 per hour; therefore the average overtime pay rate is $15.00 per hour.  The average bill rate to the customer is $25.35 per hour.  This rate includes their pay, and all employee related taxes and workers compensation insurance plus our mark-up for services provided. The variation in fees is mostly due to the differences in Workers Compensation codes.

We invoice our accounts on a weekly basis.

Our Business

(1) Principle Products or Services and Their Markets

Driver Select is a driver leasing resource specializing in providing companies throughout the region with flexible qualified drivers. Our only products are the drivers. Companies lease drivers from Driver Select and we in turn pay the driver and provide workers compensation and all employee related taxes. We provide services to large corporations, small companies and divisions of large corporations that are located in our area. The companies we work with are usually very profitable. Many of our clients are manufacturing companies. They are not in the trucking business; however they purchase their own trucks in order to deliver their products. Currently we provide services to clients located in Sebastian County and Washington County.

(2) Distribution Methods of the Services

Our customers place a request by calling our offices and requesting our services. The client informs our offices of the details for the job which include the date, time, place, duration and what kind of driver they need. The client may request a certain type of driver as well as a specific individual. Our office will then dispatch a driver, offer him the job and provide details upon acceptance. There is no obligation for our driver to take a job. They are free to choose which jobs to accept. On the scheduled day of the job, the Driver Select office places an arrival call to the client. This call is made to ensure that our driver arrived for the job. If our driver failed to arrive, we immediately call for a new driver. We are able to accommodate for emergency situations when clients call requesting a driver within 1-2 hours. All of our drivers are on call 24/7 and we attempt to contact drivers until a driver willing to accept the job can be located. Each driver must have their own transportation to and from each job. The client provides the truck, the details of the job, and covers the travel cost of the driver while en route.

(3) Competition

Between 2003 and 2006 there were two companies that competed with Driver Select in the Washington County market.   One company was dissolved within three months and the other after one year.   In January of 2006, National Transit Staffing opened up a branch office in Washington County.  Since that time, they have secured about 25% of the market share, and Driver Select has retained 75% of the market share.  Management believes we can maintain our 75% share due to our long history of providing client satisfaction in this Washington County market.  Every quarter, we lose a few small clients to National Transit, but we also convert the same number of their clients to clients of Driver Select.

There are two competitors currently in the Fort Smith area of which National Transit Staffing is currently the only significant competition.  National Transit Staffing was established in Fort Smith before Driver Select opened a branch there.   Today, it is estimated that we split the market share in Fort Smith 50%-50% with National Transit Staffing.

(4) Sources and Availability of Raw Materials

Our company provides a service. However, the nature of the Company’s business may be materially and adversely affected by the prices and availability of oil and gas which may affect the overall shipping industry.

(5) Dependence on Limited Customers

Currently we have one significant customer, Penske - Whirlpool, which is located in Fort Smith. For 2004, 2005, 2006 they have continued to comprise about 10% of our business. Though they account for 10% of our annual revenue, we do not depend on their business for our success.

(6) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

At the present time we do not have any patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts..

(7) Need for Government Approval of Principal Products or Services

Our services are not subject to any government approval in order to conduct our business.

(8) Government Regulation

There are no governmental regulations that our company must adhere to. However, our drivers must meet DOT (Department of Transportation) requirements. Our company is not regulated by DOT but we do adhere to all DOT regulations in order that we might provide the most qualified drivers in our business. We will be subject to common securities, business, and tax rules and regulations.

(9) Research and Development Activities

During the last two fiscal years no funds were spent on research and development.

(10) Environmental Laws

Our operations are not subject to any environmental laws.

(11) Our Employees

Currently, there are 3 full-time employees at Driver Select. On average we have 38 temporary truck drivers. We are a truck driver placement company, therefore our drivers work as often as needed by our clients.

(12) Reports to Security Holders

We will file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

We are not required by the Arkansas Revised Statutes to provide annual reports. At the request of a shareholder, we will send a copy of our most recent financial statements showing reasonable detail of our assets and liabilities and the results of operation. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

DESCRIPTION OF PROPERTY

Driver Select has two office locations, which it leases. One location is in Springdale, Arkansas and the other is in Fort Smith, Arkansas. The office located in Springdale is approximately 2,500 square feet. This space provides adequate room for our daily business and we do not anticipate we will require additional space in the foreseeable future. Driver Select also leases approximately 1,200 square feet in Forth Smith, Arkansas. Driver Select anticipates that it will not require additional space in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in connection with our financial statements and related notes thereto. This discussion contains statements reflecting the opinions of management as well as forward-looking statements regarding the market and our business that involve risk and uncertainty. These statements relate to expectations and concern matters that are not historical facts. Words such as “believes,” “intends,” “expects,” “anticipates” and similar expressions used throughout this document indicate that forward-looking statements are being made. See “Cautionary Statement Regarding Forward-Looking Statements and Information” and “Risk Factors” above for a list of important factors that could cause actual results to differ from the forward looking statements contained in this report.

Plan of Operation

Driver Select plan of operation for the next twelve months following the date of this prospectus is to continue to market its services to potential customers and to continue to expand its operations to additional locations. Driver Select believes it will be able to fund those operations through its existing operational revenues. If Driver Select adds additional locations, it will be required to add additional employees and pay additional rents.

Driver Select does not plan to conduct any product research and development or to purchase any significant equipment. Driver Select anticipates opening an additional sales office in Lake Huron, Bay City and La Peer area in Michigan.  This area has a similar pay scale as the Northwest Arkansas area.  Driver Select believes that from an area located in Kingston it may be able to service the area within a loop from Lansing to Saginaw to Port Huron to Detroit to Toledo and back to Lansing.

Driver Select also anticipates opening a Metropolitan Chicago location to provide our services for companies in the Illinois/Indiana cities within seventy-five miles of downtown Chicago.

Driver Select anticipates the following expenditures to its Northwest Arkansas operations prior to moving into new, larger markets: $24,000 for new brochures and presentation folders and internet marketing; and $33,000 for administrative expenses in connection with hiring and training an office manager and sales representative. $26,000 for travel expenses incurred in establishing new markets.

Driver Select anticipates incurring the following expenditures to open an additional office in Little Rock, Arkansas: $10,000 to lease and furnish local office; $5,000 to acquire telephone and computer systems; $33,000 for administrative expenses in connection with hiring and training an office manager and sales representative; and $10,000 to initiate a marketing campaign

In connection with establishing an additional office in Joplin, Missouri. Driver Select anticipates incurring the following expenditures: $10,000 to lease and furnish local office; $5,000 to acquire telephone and computer systems; $33,000 for administrative expenses in connection with hiring and training an office manager and sales representative; and $10,000 to initiate a marketing campaign

Driver Select anticipates incurring the following expenditures in connection with opening an additional office in Tulsa, Oklahoma: $10,000 to lease and furnish local office; $5,000 to acquire telephone and computer systems; $33,000 for administrative expenses in connection with hiring and training an office manager and sales representative; and $10,000 to initiate a marketing campaign

Driver Select anticipates opening the operation in the Detroit area will incur the following expenditures:$25,000 for preparation and production of advertising materials; $75,000 for travel and promotional expenses during the first year; $60,000 to lease and furnish six local offices;$30,000 to acquire and set up six telephone and computer systems; $198,000 for administrative expenses in connection with hiring six office managers and sales representatives; $60,000 to initiate six, local marketing campaigns

Driver Select anticipates expending the following sums for opening a location in Chicago: $25,000 for preparation and production of advertising materials; $75,000 for travel and promotional expenses during the first year; $20,000 to lease and furnish six local offices; $5,000 to acquire and set up six telephone and computer systems; $198,000 for administrative expenses in connection with hiring six office managers and sales representatives; $60,000 to initiate six, local marketing campaigns

The building will house upper management, centralized communication facilities and all billing and accounting operations. We believe that this can be accomplished with $100,000.

Employees
Currently, there are 3 full-time employees at Driver Select. There are approximately 38 temporary truck drivers in the pool of drivers that service our customers.

Twelve Month Period Ended December 31, 2004 Compared to Twelve Month Period Ended December 31, 2005.

Service Revenues
Service revenues in 2004 were	$1,531,326
Service revenues in 2005 were	$1,402,313

This decrease of $129,013, (8.4%), can be attributed primarily to two client accounts. One account, Central States Manufacturing, produced $112,815 of income for Driver Select in 2004 and $25,662 in 2005. The second account, TSB Express, produced $62,670 of income for Driver Select in 2004 and nothing in 2005. Management made a decision at the end of 2004 to discontinue services to TSB Express due to slow payment.

Cost of Services
Cost of Services in 2004 were	$1,240,088
Cost of Services in 2005 were	$1,044,872

This decrease of $195,216, (15.7%), relates directly to service revenues and can also be attributed to the normal ebb and flow of business.

Gross Margin
Gross Margin for 2004 was	$291,238
Gross Margin for 2005 was	$357,441

This increase of $66,203 (22.7%) can be attributed to the fact that our cost of services decreased by $195,216, but service revenues only decreased by $129,013.

Selling and Administrative Expenses
Selling and Administrative Expenses in 2004 were	$234,380
Selling and Administrative Expenses in 2005 were	$229,154

This decrease of $5,226, (2.2%), relates directly to service revenues and can be attributed to the normal ebb and flow of business.

Net Income
Net income for in 2004 was	$15,732
Net income for in 2005 was	$78,158

This increase of $62,426 can be attributed to the fact that our cost of services decreased by $195,216, but our service revenue only decreased by $129,013.

Trends
We do not expect any foreseeable trends to affect our industry. If there were to be another building boom in close proximity to one of our locations, it could cause our driving pool to diminish as it has in the past. If there were a national economic downturn, Driver Select would still be in a fairly stable position, as manufacturers would still need to deliver their products. In recent years there has been a growing trend for large companies to outsource their labor requirements rather than taking on the expense of recruiting and hiring full time employees. This trend has only helped our business grow, and will continue to help us grow as long as this trend continues. Also, fuel prices do not seem to have an affect on our business. Our clients have to get their products delivered no matter what the current cost of fuel. These costs are typically passed on to the final consumer.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Inflation
We believe that inflation has not had a material impact on our results of operations for the years ended December 31, 2004 or December 31, 2005.

Seasonality
We do not experience any seasonality in our business. Our services stay consistent throughout the year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent registered public accountants.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Driver Select, Inc., by Levy & Boonshoft, P.C., at 477 Madison Avenue, New York, New York 10022.

EXPERTS

Our financial statements have been audited by Tullius Taylor Sartain & Sartain, LLP independent registered public accountants, and have been included in this prospectus in reliance upon the report of that firm and their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus is filed as part of the registration statement, and it does not contain all of the information in the registration statement, as some portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are obligated to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

We intend to voluntarily furnish our security holders with an annual report that contains audited financial statements.

DRIVER SELECT, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
Driver Select, Inc.

We have audited the accompanying balance sheets of Driver Select, Inc. as of December 31, 2005 and 2004, and the related statements of income, stockholders equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Driver Select, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Tullius Taylor Sartain & Sartain, LLP

Fayetteville, Arkansas
November 26, 2006

DRIVER SELECT, INC.

BALANCE SHEETS

December 31, 2005 and 2004
	2005	2004
Assets
Current assets:
Cash	$10,081	$2,049
Restricted cash	47,580	13,586
Trade accounts receivable, net of allowance of $1,017 at December 31, 2005 and $13,284 at December 31, 2004	129,672	121,645
Other receivables	2,818	3,900
Prepaid expenses and other	23,778	7,726

Total current assets	213,929	148,906

Property and equipment, net	6,136	5,101

Note receivable from stockholder	189,629	101,712

Other assets	198	198

Total assets	$409,892	$255,917

Liabilities and Stockholders Equity
Current liabilities:
Accounts payable	$28,364	$36,816
Payable to factoring agent	115,845	118,152
Accrued liabilities	25,520	13,812
Income taxes payable	34,214	4,157
Note payable	-	4,784
Note payable to former stockholder	50,000	-

Total current liabilities	253,943	177,721

Deferred tax liability	733	1,138

Stockholders equity:
Common stock, $.01 par value; 100 million shares authorized; 1.19 million shares issued and outstanding	595	595
Retained earnings	154,621	76,463

Total stockholders equity	155,216	77,058

Total liabilities and stockholders equity	$409,892	$255,917

See notes to financial statements.

DRIVER SELECT, INC.

STATEMENTS OF INCOME

Years ended December 31, 2005 and 2004

	2005	2004

Service revenues	$1,402,313	$1,531,326

Cost of services	1,044,872	1,240,088

Gross margin	357,441	291,238

Selling and administrative	229,154	234,380

Operating income	128,287	56,858

Other income (expense):
Interest income	9,314	3,391
Interest expense	(31,759)	(40,222)
Other	1,529	(2,579)

Total other expense	(20,916)	(39,410)

Income before provision for income taxes	107,371	17,448

Provision for income taxes	29,213	1,716

Net income	$78,158	$15,732

Net income per basic and diluted share	$0.07	$0.01

Weighted average number of common shares outstanding, basic and diluted	1,190,000	1,190,000

See notes to financial statements.

DRIVER SELECT, INC.

STATEMENTS OF STOCKHOLDERS EQUITY

Years ended December 31, 2005 and 2004

	Common Stock		Retained
	Shares	Amount	Earnings	Total

Balance, December 31, 2003	1,190,000	$595	$60,731	$61,326
Net income	-	-	15,732	15,732

Balance, December 31, 2004	1,190,000	595	76,463	77,058
Net income	-	-	78,158	78,158

Balance, December 31, 2005	1,190,000	$595	$154,621	$155,216

See notes to financial statements.

DRIVER SELECT, INC.

STATEMENTS OF CASH FLOWS

Years ended December 31, 2005 and 2004

	2005	2004
Cash Flows from Operating Activities
Net income	$78,158	$15,732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,962	3,637
Loss on disposal of property and equipment	-	5,850
Deferred tax benefit	(405)	(2,441)
Changes in current assets and liabilities:
Restricted cash	(33,994)	1,964
Trade accounts receivable, net	(8,027)	15,563
Other receivables	1,082	(150)
Prepaid expenses and other	(16,052)	10,183
Accounts payable	(8,452)	34,550
Payable to factoring agent	(2,307)	(5,245)
Income taxes payable	30,057	4,157
Accrued liabilities	11,708	(16,279)

Net cash provided by operating activities	53,730	67,521

Cash Flows from Investing Activities
Proceeds from sale of property and equipment	-	3,900
Purchases of property and equipment	(2,997)	(1,140)
Increase in note receivable from stockholder	(87,917)	(68,543)

Net cash used in investing activities	(90,914)	(65,783)

Cash Flows from Financing Activities
Repayments of note payable	(4,784)	(3,930)
Proceeds from issuance of note payable to former stockholder	50,000	-

Net cash provided by (used in) financing activities	45,216	(3,930)

Net increase (decrease) in cash	8,032	(2,192)

Cash, beginning of year	2,049	4,241

Cash, end of year	$10,081	$2,049

Supplemental Cash Flow Disclosures
Cash paid for interest	$31,759	$40,222

See notes to financial statements.

DRIVER SELECT, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

Note 1 - Nature of Business and Summary of Significant Accounting Policies

Nature of business

Driver Select, Inc. (the Company) is an Arkansas corporation, formed in 2001, providing temporary delivery truck drivers to companies primarily in western Arkansas and eastern Oklahoma.

Revenue recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (SAB 104). Under SAB 104, revenue is recognized when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable and collectibility is reasonably assured. The Company recognizes revenue when services are rendered.

Restricted cash

At December 31, 2005 and 2004, restricted cash consisted entirely of cash held in accordance with the terms of the Company's factoring agreement with a bank (See Note 3).

Trade accounts receivable

Trade accounts receivable are uncollateralized customer obligations due under normal trade terms generally requiring payment within 30 days from the invoice date. Trade accounts are stated at the amount management expects to collect from outstanding balances. Delinquency fees are not assessed. Payments of accounts receivable are allocated to the specific invoices identified on the customers' remittance advice.

The carrying amount of accounts receivable is reduced, if needed, by a valuation allowance that reflects management's best estimate of the amounts that will not be collected. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation account based on its assessment of the current status of individual accounts. Balances that remain outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Bad debt expense for the years ended December 31, 2005 and 2004, was approximately $10,000 and $12,000, respectively.

Property and equipment

Property and equipment are stated at cost. Annual depreciation is provided for using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of the Company's depreciable assets are five years. Property and equipment consisted of the following at December 31:

	2005	2004

Office furniture and equipment	$12,431	$9,434
Accumulated deprecation	(6,295)	(4,333)

	$6,136	$5,101

Gains and losses from the sale of property and equipment are reflected in the year of disposal. Repairs and maintenance costs are expensed as incurred.

Income taxes

The Company records income taxes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

Advertising costs

Advertising costs are charged to expense in the period incurred. Advertising expense was approximately $11,000 and $7,500 in 2005 and 2004, respectively.

Earnings per share

The Company calculates and discloses earnings per share (EPS) in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). SFAS 128 requires dual presentation of Basic and Diluted EPS on the face of the statements of operations and requires a reconciliation of the numerator and denominator of the Basic EPS computation to the numerator and denominator of the Diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The Company does not have any dilutable shares since the Company does have stock options, warrants or convertible securities.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (SFAS 154), which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle, including all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires voluntary changes in accounting principles be recognized retrospectively to prior periods' financial statements, rather than recognized in the net income of the current period. Retrospective application requires restatements of prior period financial statements as if that accounting principle had always been used. This statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. The provisions of SFAS No. 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2006, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 156, Accounting for Servicing of Financial Assets (SFAS 156), which amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 156 permits, but does not require, an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities. The provisions of SFAS No. 156 are effective for fiscal years beginning after September 15, 2006. The Company does not expect the adoption of SFAS 156 to have a material effect on its financial statements and related disclosures.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material effect on its financial statements and related disclosures.

Note 3 - Transfer of Receivables

The Company factors its trade accounts receivable, with recourse, with a bank. The Company accounts for transfers of receivables, under the guidelines of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 140). This statement provides accounting and reporting standards for, among other things, the transfer and servicing of financial assets, such as transfers of receivables with recourse, and provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Based on the requirements of SFAS 140, the receivables transferred to the bank with recourse are accounted for as a secured borrowing because the Company is not considered to have surrendered control over the transferred assets. Accounts payable and trade accounts receivable at December 31, 2005 and 2004, include approximately $116,000 and $118,000, respectively, to reflect these requirements.

The terms of the agreement with the bank allows the Company to transfer certain of its trade receivables as collateral not to exceed $150,000 at any one time unless agreed to by the bank. Upon acceptance of a transfer of a receivable by the bank a percentage of the receivable as defined in the agreement is retained in a reserve account should the receivable become uncollectible. When the bank remits the funds to the Company for its transferred receivables 2.25% of the face amount of each receivable is withheld as a factoring charge. During 2005 and 2004, respectively, the Company transferred an aggregate of approximately $1.4 million and $1.7 million in receivables under this agreement. Factoring charges of approximately $31,000 and $37,000 associated with the factoring agreement were included in interest expense for the years ended December 31, 2005 and 2004, respectively.

Note 4 - Related Party Transactions

A note receivable, with balances of $189,629 and $101,712 at December 31, 2005 and 2004, respectively, exists with the majority stockholder of the Company. The balance includes annual interest of 6% and is calculated based on the average balance outstanding on the receivable. The receivable is payable on demand, however, the Company does not expect to demand payment on the receivable on or before December 31, 2006.

The Company has various operating lease agreements for automobiles with the majority stockholder of the Company. The leases are month-to-month with no stated expiration date. The amount relating to these agreements included in automobile expense for the years ended December 31, 2005 and 2004, was approximately $34,000 and $42,000, respectively.

Note 5 - Income Taxes

The provision (benefit) for income taxes at December 31 consists of:

	2005	2004

Current	$29,618	$4,157
Deferred	(405)	(2,441)

	$29,213	$1,716

The Company's income tax provision for each year differs from the amount computed by applying the United States Federal Statutory rate of 34% as follows:

	2005		2004
	Amount	Percent	Amount	Percent

Income tax at the U.S. federal statutory rate	$36,506	34.0%	$5,932	34.0%
State income taxes	4,832	4.5	698	4.0
Impact of graduated tax rates	(11,811)	(11.0)	(3,315)	(19.0)
Other, net	(314)	(0.0)	(1,599)	(9.2)

	$29,213	27.5%	$1,716	9.8%

Note 6 - Concentration Risk

At December 31, 2005, one customer accounted for approximately 10% of net sales and approximately 17% of trade accounts receivable. Subsequent to December 31, 2005, the Company lost this customer's business due to the customer moving their operations to Mexico. At December 31, 2004, no customers accounted for more than 10% of the Company's net sales.

The Company conducts business primarily with customers in the trucking industry in western Arkansas and eastern Oklahoma and could therefore be materially affected by economic fluctuations affecting that industry such as rising energy costs.

Note 7 - Note Payable

The unsecured note payable balance of $4,784 at December 31, 2004, was held with a bank, bore interest at 6.575% and matured December 5, 2005.

Note 8 - Note Payable to Former Stockholder

The Company has an unsecured non-interest bearing note payable to a former stockholder totaling $50,000 at December 31, 2005. The note does not have a stated maturity date. However, the note was repaid during 2006 and is classified as a current liability.

Note 9 - Operating Leases

The Company leases office space from unrelated parties under operating leases expiring in 2008. Rent expense related to these leases was approximately $31,000 and $29,000 for the years ended December 31, 2005 and 2004, respectively. Approximate future minimum annual rental payments at December 31, 2005, are as follows:

Year	Amount

2006	$36,000
2007	36,000
2008	22,000

Total	$94,000

Note 10 - Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company:

Current assets and current liabilities - The carrying value approximates fair value due to the short maturity of these items.

Note receivable from stockholder - The fair value of the Company's note receivable from stockholder has been estimated by the Company based upon the asset's characteristics, including interest rate. The carrying value approximates fair value.

Note 11 - Subsequent Event

Subsequent to December 31, 2005, the Company established par value of its common stock at $.01 and increased the number of authorized shares from 2,000 to 100 million and issued an additional 59,400 shares. Subsequent to the additional issuance, the Company initiated a 20 for 1 stock split. All share and per share amounts in these financial statements have been retroactively restated to reflect these changes.

DRIVER SELECT, INC.

BALANCE SHEET
(UNAUDITED)
September 30, 2006

Assets
Current assets:
Cash	$1,723
Restricted cash	16,345
Trade accounts receivable	89,096
Other receivables	6,508
Prepaid expenses and other	30,632

Total current assets	144,304

Property and equipment, net	5,091

Note receivable from majority stockholder	204,518

Other assets	198

Total assets	$354,111

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,935
Payable to factoring agent	73,128
Accrued liabilities	24,395
Income taxes payable	41,322

Total current liabilities	146,780

Deferred tax liability	335

Stockholders' equity:
Common stock, $.01 par value; 100 million shares authorized; 1.19 million shares issued and outstanding	595
Retained earnings	206,401

Total stockholders' equity	206,996

Total liabilities and stockholders' equity	$354,111

DRIVER SELECT, INC.

STATEMENTS OF INCOME
(UNAUDITED)
Nine months ended September 30, 2006 and 2005

	2006	2005

Service revenues	$812,373	$1,044,465

Cost of services	615,757	755,964

Gross margin	196,616	288,501

Selling and administrative	119,251	183,769

Operating income	77,365	104,732

Other income (expense):
Interest income	9,767	7,082
Interest expense	(18,280)	(23,589)
Other	(1,205)	1,988

Total other expense	(9,718)	(14,519)

Income before provision for income taxes	67,647	90,213

Provision for income taxes	15,867	21,625

Net income	$51,780	$68,588

Net income per basic and diluted share	$0.04	$0.06

Weighted average number of common shares outstanding, basic and diluted	1,190,000	1,190,000

DRIVER SELECT, INC.

STATEMENTS OF CASH FLOWS
(UNAUDITED)
Nine months ended September 30, 2006 and 2005

	2006	2005
Cash Flows from Operating Activities
Net income	$51,780	$68,588
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,570	1,472
Deferred tax benefit	(398)	(588)
Changes in current assets and liabilities:
Restricted cash	31,235	(22,695)
Trade accounts receivable	40,576	5,015
Other receivables	(3,690)	(14,563)
Prepaid expenses and other	(6,854)	7,231
Accounts payable	(20,429)	(17,733)
Payable to factoring agent	(42,717)	(15,620)
Income taxes payable	7,108	22,213
Accrued liabilities	(1,125)	7,934

Net cash provided by operating activities	57,056	41,254

Cash Flows from Investing Activities
Purchases of property and equipment	(525)	(2,370)
Increase in note receivable from stockholder	(14,889)	(86,645)

Net cash used in investing activities	(15,414)	(89,015)

Cash Flows from Financing Activities
Repayment of note payable to former stockholder	(50,000)	-
Proceeds from issuance of note payable to former stockholder	-	50,000
Repayments of note payable	-	(3,095)

Net cash provided by (used in) financing activities	(50,000)	46,905

Net decrease in cash	(8,358)	(856)

Cash, beginning of period	10,081	2,049

Cash, end of period	$1,723	$1,193

Supplemental Cash Flow Disclosures
Cash paid for income taxes	$16,410	$-

Cash paid for interest	$18,280	$23,589

DRIVER SELECT, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

September 30, 2006

Note 1 - Nature of Business and Summary of Significant Accounting Policies Unaudited Information.

Driver Select, Inc. (the Company) has prepared the financial statements included herein without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). However, all adjustments have been made to the accompanying financial statements which are, in the opinion of the Company’s management, of a normal recurring nature and necessary for a fair presentation of the Company’s operating results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented herein not misleading. It is recommended that these financial statements be read in conjunction with the financial statements and the notes thereto included in this prospectus.

Nature of business

The Company is an Arkansas corporation, formed in 2001, providing temporary delivery truck drivers to companies primarily in western Arkansas and eastern Oklahoma.

Revenue recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (SAB 104). Under SAB 104, revenue is recognized when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable and collectibility is reasonably assured. The Company recognizes revenue when services are rendered.

Restricted cash

At September 30, 2006 restricted cash consisted entirely of cash held in accordance with the terms of the Company's factoring agreement with a bank (See Note 3).

Trade accounts receivable

Trade accounts receivable are uncollateralized customer obligations due under normal trade terms generally requiring payment within 30 days from the invoice date. Trade accounts are stated at the amount management expects to collect from outstanding balances. Delinquency fees are not assessed. Payments of accounts receivable are allocated to the specific invoices identified on the customers' remittance advice.

The carrying amount of accounts receivable is reduced, if needed, by a valuation allowance that reflects management's best estimate of the amounts that will not be collected. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation account based on its assessment of the current status of individual accounts. Balances that remain outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Bad debt expense for the periods ended September 30, 2006 and 2005, was approximately $200 and $9,000, respectively.

Property and equipment

Property and equipment are stated at cost. Annual depreciation is provided for using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of the Company's depreciable assets are five years. Property and equipment consisted of the following at September 30:

2006

Office furniture and equipment	$12,956
Accumulated deprecation	(7,865)

$5,091

Gains and losses from the sale of property and equipment are reflected in the year of disposal. Repairs and maintenance costs are expensed as incurred.

Income taxes

The Company records income taxes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

Earnings per share

The Company calculates and discloses earnings per share (EPS) in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). SFAS 128 requires dual presentation of Basic and Diluted EPS on the face of the statements of operations and requires a reconciliation of the numerator and denominator of the Basic EPS computation to the numerator and denominator of the Diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The Company does not have any dilutable shares since the Company does have stock options, warrants or convertible securities.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (SFAS 154), which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle, including all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires voluntary changes in accounting principles be recognized retrospectively to prior periods' financial statements, rather than recognition in the net income of the current period. Retrospective application requires restatements of prior period financial statements as if that accounting principle had always been used. This statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. The provisions of SFAS No. 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2006, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 156, Accounting for Servicing of Financial Assets (SFAS 156), which amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 156 permits, but does not require, an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities. The provisions of SFAS No. 156 are effective for fiscal years beginning after September 15, 2006. The Company does not expect the adoption of SFAS 156 to have a material effect on its financial statements and related disclosures.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material effect on its financial statements and related disclosures.

Note 3 - Transfer of Receivables

The Company factors its trade accounts receivable, with recourse, with a bank. The Company accounts for transfers of receivables, under the guidelines of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 140). This statement provides accounting and reporting standards for, among other things, the transfer and servicing of financial assets, such as transfers of receivables with recourse, and provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Based on the requirements of SFAS 140, the receivables transferred to the Bank with recourse are accounted for as a secured borrowing because the Company is not considered to have surrendered control over the transferred assets. Accounts payable and trade accounts receivable at September 30, 2006 include approximately $73,000, to reflect these requirements.

The terms of the agreement with the bank allows the Company to transfer certain of its trade receivables as collateral not to exceed $150,000 at any one time unless agreed to by the bank. Upon acceptance of a transfer of a receivable by the bank a percentage of the receivable as defined in the agreement is retained in a reserve account should the receivable become uncollectible. When the bank remits the funds to the Company for its transferred receivables 2.25% of the face amount of each receivable is withheld as a factoring charge. During the nine months ended September 30, 2006 and 2005, the Company transferred an aggregate of approximately $800,000 and $1,000,000, respectively in receivables under this agreement. Factoring charges of approximately $18,000 and $23,000 associated with the factoring agreement were included in interest expense for the nine months ended September 30, 2006 and 2005, respectively.

Note 4 - Income Taxes

Detail of the provision (benefit) for income taxes at September 30 consists of:

	2006	2005

Current	$16,202	$22,175
Deferred	(335)	(550)

	$15,867	$21,625

Note 5 - Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company:

Current assets and current liabilities - The carrying value approximates fair value due to the short maturity of these items.

Note receivable from stockholder - The fair value of the Company's note receivable from stockholder has been estimated by the Company based upon the asset's characteristics, including interest rate. The carrying value approximates fair value.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

The Company’s Articles of Incorporation provide that the Company shall, to the fullest extent permitted by the Arkansas Business Corporation Act of 1987 (the “Corporation Act”), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Section 4-27-850 of the Corporation Act permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employee or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 4-27-202 of the Corporation Act, the Company’s Articles of Incorporation, as amended, provide that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 4-27-833 of the Corporation Act, which makes directors liable for unlawful dividends or unlawful distributions, (d) for transactions from which directors derive improper personal benefit or (e) for any action, omission, transaction, or breach of a director’s duty creating any third-party liability to any person or entity other than the corporation or stockholder.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense
SEC Registration fee	$36.53
Accounting fees and expenses	$[25,000]*
Legal fees and expenses	$[25.000]*
Printing and related expenses	$[4,000]*
Miscellaneous	$[3,000]*
Total	$57,036.53

*Estimated

Item 26.   Recent Sales of Unregistered Securities.

Set forth below is information regarding the issuance and sales of Driver Select’s common stock without registration during the last three years. No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. The following securities of Driver Select, Inc. were issued by Driver Select within the past three (3) years and were not registered under the Securities Act of 1933:

(a)
On October 13, 2006 the Board of Directors authorized that, the Company, through a private, non-public offering of shares by the officers and directors of the Company shall offer subscriptions to its securities, to select individuals. The sale to the following individuals were issued shares from the authorized capital stock for additional paid-in-capital. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public. Shares were sold to friends, family and personal business acquaintances of the President, Lynda Poole. Each individual had specific knowledge of the Company’s operation that was given to them personally by the President, Lynda Poole. Each individual is considered educated and informed concerning small investments, such as the $5.00 investment in our company. The sale of the shares occurred between October 13, 2006 and October 25, 2006 to the following individuals. Upon receipt of the executed subscription agreements, the sale of any additional shares was closed by the Board of Directors.  The following table gives effect to the forward stock split of 20:1 which was made effective on November 16, 2006.

Stock Holder	Number of Shares	Relationship
Judy Canada	10,000	Sister to Lynda, wife to Rick Canada, mother to Scarlett Sharp, sister to Tommy Clay
Brent Poole	10,000	Son to Lynda and Jerry Poole, brother to Jeff Poole, nephew to Judy Canada and Tommy Clay
Tara Bailey	10,000
Larry Bobbitt, Jr.	10,000	Husband to Sandy Bobbitt
Sandy Bobbitt	10,000	Wife to Larry Bobbitt, Jr.
Jesus Bravo	10,000	Husband to Michelle Bravo
Michelle Bravo	10,000	Wife to Jesus Bravo
Rick Canada	10,000	Husband to Judy Canada, brother-in-law to Lynda Poole and Tommy Clay
Melissa Casteel	10,000	Wife to Tony Casteel
Tony Casteel	10,000	Husband to Melissa Casteel
Anthony Clay	10,000	Nephew to Lynda Poole and Judy Canada, Son of Dorothy and Tommy Clay
Dorothy Clay	10,000	Wife to Tommy Clay and mother to Anthony Clay
Tommy Clay	10,000	Husband to Dorothy Clay and father to Anthony Clay
Clarice Dickson	10,000
Gary Duplantis	10,000	Husband to Elisa Jones-Duplantis
Elisa Jones-Duplantis	10,000	Wife to Gary Duplantis
Kimberly Hanna	10,000
Jennifer Herrera	10,000
Maximino Irizarry	10,000	Brother to Tomas Irrizarry
Tomas Irrizarry	10,000	Brother to Maximino Irrizarry
Milton Lamar	10,000
Laura Latham	10,000	Wife to Ray Latham and mother to Jonathan and Joshua Latham
Jonathan Latham	10,000	Son of Laura and Ray Latham

Joshua Latham	10,000	Son of Laura and Ray Latham
Ray Latham	10,000	Husband to Laura and father to Jonathan and Joshua Latham
Carol Mason	10,000	Wife to Don Mason, mother of James R. Mason, James M. Mason is brother-in-law and R. Ann Mason is mother-in -law
Don Mason	10,000	Husband to Carol Mason, father of James R. Mason, brother to James M. Mason and son of R. Ann Mason
James M. Mason	10,000	Brother of Don Mason and son of R. Ann Mason
James R. Mason	10,000	Son of Carol and Don Mason and grandson of R. Ann Mason
R. Ann Mason	10,000	Mother of Don and James M. Mason, Grandmother to James R. Mason and mother-in-law to Carol Mason
Chrystal Mayfield	10,000
Reggie McCall	10,000
Sheila Morales	10,000
Keith Pearson	10,000	Husband to Peggy Pearson
Peggy Pearson	10,000	Wife to Keith Pearson
Jeff Poole	10,000	Husband of Nicole Poole, Son of Lynda and Jerry Poole, brother of Brent Poole, nephew to Judy Canada and Tommy Clay
Jerry Poole	10,000	Ex-husband of Lynda Poole, father to Brent and Jeffrey Poole
Nicole Poole	10,000	Wife to Jeff Poole, daughter-in-law of Jerry and Lynda Poole, sister-in-law to Brent Poole
Bobette Risk	10,000
Joanne Rodriguez	10,000
Charles Rusk	10,000
Scarlett Sharp	10,000	Daughter of Judy Canada, niece of Lynda Poole, step-daughter to Rick Canada, cousin to Brent and Jeff Poole
Vickie Smith	10,000
Janice Udouj	10,000
Laura Rieff	10,000

Item 27.   Exhibits.

The following exhibits are included as part of this Form SB-2.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	By-Laws-
5	Opinion Regarding Legality and Consent of Counsel by: Levy & Boonshoft, P.C.
23.1	Consent of Experts and Counsel: Independent Registered Public Accountants Consent by Tullius Taylor Sartain & Sartain LLP

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly authorized this registration statement to be signed on its behalf by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

Lynda Poole	Chairman, President	December __, 2006
/s/ Lynda Poole	Secretary

Judy Canada	Vice President	December __, 2006
/s/ Judy Canada

Brent Poole	Director	December __, 2006
/s/ Brent Poole